ACQUISITION AGREEMENT ONE

     This Agreement made this 14th day of June, 1999 by and between L'AIR LIQUIDE, SA a limited liability corporation organized under the laws of France (hereinafter referred to as "A") and AIR PRODUCTS AND CHEMICALS, INC, a corporation organized under the laws of Delaware, USA (hereinafter referred to as "B").

     WHEREAS, A and B have separately been invited by the Board of Directors of THE BOC GROUP PLC (hereinafter referred to as "Target") to submit bids or proposals for the purchase of all the outstanding shares of Target; and

     WHEREAS, A has separately submitted to the Board of Directors of Target [*] successive bids to purchase the shares of Target, and each such bid has been rejected; and

     WHEREAS, B has separately submitted to the Board of Directors of Target [*] successive bids to purchase the shares of Target, and each such bid has been rejected; and

     WHEREAS, the Board of Directors of Target has encouraged A and B to make another bid, also advising each of A and B that another party has submitted a bid but not disclosing the price; and

     WHEREAS, A and B have independently determined that each of them cannot justify raising their last rejected bid any further, for financial and other business reasons, including the raising of the funds necessary and the risks attendant thereto; and

     WHEREAS, A and B believe that the only way in which they may be in a position to raise the bid price for the shares of Target, as desired by the Board of Directors of Target, is by making a joint proposal to the Board of Directors of Target, since, based on the current


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

respective operation of each of A and B, various portions of the businesses of C are more valuable to one party than to the other;

     Now, therefore, A and B agree as follows:

     1. From and after the date of this Agreement to termination hereof, neither A nor B will separately submit (or express or imply an intention to submit) a proposal to the Board of Directors of Target or any other party to purchase (or agree to purchase or actually purchase) (a) all or some of the shares of Target or (b) any business or assets of the Target group (other than in the ordinary course of business). Provided however that each of A and B may (having giving notice to the other) confirm to Target that its latest proposal as rejected by the Target Board meeting held on 9 June 1999 remains open and unchanged, except to the extent necessary to make such proposal consistent with this Agreement. Subject thereto, neither party will amend the terms of such latest proposal (nor express or imply any intention so to do), which proposal may be implemented in accordance with clause 3.

     2. Subject to clause 3, A and B will work together to formulate, agree upon and submit a joint proposal to the Board of Directors of Target to offer to acquire all the share capital of Target, exchanging between themselves such information as may be necessary, but not including the details of their previous proposals to Target, or any confidential information which would cause either A or B to be in breach of any confidentiality obligation to Target. Therefore, A and B will have present whenever the joint proposal is discussed between them or with Target their respective counsel to verify that this provision is complied with and that no competitively sensitive information about one of them is disclosed to the other.

     3. A and B intend that the business of the Target group will be shared equally between them. If for any reason the latest proposal, as referred to in clause 1 above, of either A or B is accepted by the Board of Directors of Target, then the party whose proposal is accepted will in good faith enter into put and call options with the other over shares and assets of the Target group so that the principles for the sharing of the assets of the Target group contained in the attached draft agreement of the parties (under which they propose to submit the joint proposal to the Board of Directors of Target) will be substantially fulfilled, except that the equal sharing ratio will change to [*] for the party whose proposal is accepted and [*] for the other party (or such other proportion as may be agreed by the parties). Those clauses indicated with a tick on, and the schedules to, the attached draft will be deemed to be incorporated in this Agreement mutatis mutandis.

     4. In the circumstances set out in clause 3, the parties shall share in the said [*] proportion the costs and expenses incurred by each of them in relation to (a) the offer for Target (to the extent that such costs and expenses are of the type and at a rate customarily incurred in, and payable following announcement of, a public takeover offer in the UK) and (b) the sharing of the assets/shares of Target group (including any related costs, including taxation, incurred in the Target group).

     5. This Agreement shall terminate on [*], unless any offer for Target as contemplated by this Agreement is announced, in which event this Agreement shall not be so terminated but shall continue until such offer lapses or is withdrawn or until [*] (if later).

     6. This Agreement is governed by and shall be construed in accordance with English law. References to A or B shall include persons (other than the other party) acting in concert with the relevant party.

     7. Neither party shall assign this Agreement to any other person, except affiliates controlled by a party, without the consent of the other party in writing.

     8. Each party recognizes the irreparable harm that would occur to the other party if either party breaches its obligations under this Agreement. Accordingly, if either party


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

shall breach any of its obligations hereunder, the other party shall, in addition to any claim for damages incurred or any other legal remedies available to it, be entitled to injunctive relief and/or specific performance with respect to any such breach.

     9. Each clause shall represent a separate obligation of the parties and shall not be affected by the invalidity of any clause.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day first above written.



A                                            B



By GERARD LEVY                               By JOHN PAUL JONES

Witnessed by Mike Dominianni                 Witnessed by Doug Brown

                                                       APPENDIX I

                          ACQUISITION AGREEMENT TWO

     This Agreement is made this ___ day of June 1999 by and between A and B.

     WHEREAS, A and B, at the invitation of the Board of Directors of C, have separately submitted several bids or proposals to acquire all of the outstanding shares of C, which proposals have been rejected, and A and B have independently determined that each of them cannot justify further increasing their respective last rejected bids, for financial and other business reasons, including the raising of necessary funds and the risks attendant thereto.

     WHEREAS, A and B believe that the only way in which they may be in a position to raise the price bid for the shares of C, as desired by the Board of Directors of C, is by making a joint bid to the Board of Directors of C, since various portions of the businesses of C are more valuable to one party than to the other.

     WHEREAS, A and B intend to jointly develop a proposal for the possible acquisition of C (the "Proposed Acquisition") and desire to set forth the general terms and conditions upon which they will jointly negotiate the Proposed Acquisition, as well as the terms and principles upon which the Proposed Acquisition will be implemented and the assets and businesses of C will be allocated to each of the parties or jointly operated by them, recognizing that various asset divestitures will be required by the antitrust authorities of certain jurisdictions in order for the parties to consummate the Proposed Acquisition.

     WHEREAS, in connection with the foregoing, A and B have entered into acquisition Agreement One, [dated the date hereof,] covering certain matters relating to the joint proposal.

     NOW, THEREFORE, the parties agree as follows:

X   1.  Formation and Functions of Special Committee.
        --------------------------------------------

        (a) A and B each hereby designate the following representatives who shall constitute a ___ member special committee (the "Committee") that will be responsible for all negotiations, meetings and other contacts with C on behalf of the parties in connection with the Proposed Acquisition.

               A                                    B
               -                                    -

        (b) The Committee (or such of its individual members or other representatives as shall be designated by the Committee from time to time) shall be the contact group for all communications between A and B, on the one hand, and C, on the other. The Committee shall be authorized to act upon the consent or approval of at least two representatives, which consent or approval includes at least one of the representatives appointed by each party. In the event the Committee cannot agree upon any matter, such matter shall be referred to the Chairman of A, ___, in the case of A, and the Chairman of B, _____, in the case of B, who shall confer together in order to mutually agree on an appropriate resolution of the matter. The Committee shall be responsible for supervising all negotiations with C and all other matters relating to the Proposed Acquisition and the implementation of all other provisions of this Agreement, provided that each party may form such working groups to report to that party's Committee members as it may determine and may rely on such representatives, advisors and other experts as it may deem appropriate. Each party may appoint successor representatives so that the total number of Committee representatives always totals _____. The Committee shall continue in existence throughout the consummation of the Proposed Acquisition and the implementation of the other matters provided for in this Agreement, including the period during which the parties are jointly operating any assets or businesses of C acquired in the Proposed Acquisition. The Committee shall in all matters observe the preeminent principle that the parties could not anticipate all of the issues that will arise in making the Proposed Acquisition and implementing the allocation between the parties of the assets and businesses of C in accordance with the terms of this Agreement, and, therefore, the Committee is intended to resolve all questions with a spirit of fairness and understanding of each party's needs, attempting to avoid minor matters, in order to enable the parties to acquire their respective portions of such assets and businesses in accordance with the principles of this Agreement. Without attempting to limit the functions of the Committee, it shall have the following duties:

        (i) settling the terms and conditions of the Proposed Acquisition, including price and other offer terms, and any agreements entered into with C or other parties relating thereto;

        (ii) supervising the allocation of the assets and businesses of C between the parties in accordance with the principles set forth herein and the process of determining the final allocations of such assets and businesses;

        (iii) settling the terms and conditions of appropriate joint venture or other agreements between A and B covering the conduct of those portions of the assets and businesses of C that will be owned and operated on a joint ownership basis by the parties following consummation of the Proposed Acquisition, as well as of appropriate arrangements to ensure the independent operation, following the consummation of the Proposed Acquisition, of assets and businesses required to be divested by the antitrust authorities of relevant jurisdictions;

        (iv) supervising the various filings and submissions with governmental bodies and agencies, in order to obtain all necessary statutory, governmental and regulatory approvals for the Proposed Acquisition; and

        (v) considering and resolving any concerns which may be raised by either party or its representatives relating to the transactions contemplated by this Agreement, including the Proposed Acquisition and the subsequent asset and business allocations and joint operation of certain businesses of C, in order to enable the parties to proceed in accordance with the general principles expressed herein.

X   2.  Proposal Letter and Presentation of Proposal.
        --------------------------------------------

        (a) A and B will agree upon the form of a proposal letter to be delivered to C (the "Proposal Letter"), the final form of which shall be approved by the Committee.

        (b) The Committee shall be responsible for determining the manner, timing and method by which the Proposal Letter will be presented to and negotiated with C and for establishing and coordinating the procedures for responding to any requests for information or comment from, or otherwise communicating with, the press or other media, as well as determining the content of any such responses or communications.

\  3.  Financing.
       ---------

        Each party covenants and agrees that it has or will have sufficient funds available, whether in the form of borrowings, equity or any combination thereof, so as to enable it to proceed with the terms of the Proposal Letter and to conclude the Proposed Acquisition in accordance with the obligations undertaken herein and therein.

X   4.  Structure of Proposed Acquisition.
        ---------------------------------

        The parties intend that the Proposed Acquisition would be effected through an offer for all of the outstanding shares of C under the relevant laws of England and the United States (the "Offer") followed by a compulsory acquisition of any shares not acquired in the offer if permitted by English law (the "Compulsory Acquisition"). The

Offer and the Compulsory Acquisition would be made by a new company incorporated by the parties under the laws of [England], with each party owning, directly or indirectly through wholly-owned subsidiaries, 50% of the outstanding share capital of the new company. Following the Offer and the Compulsory Acquisition, the parties intend to allocate the assets and businesses acquired through the Proposed Acquisition as provided in this Agreement.

X   5.  Offer Price and Allocation of Assets and Businesses.
        ---------------------------------------------------

X       (a) Offer Price

            (i) The price to be offered by the parties in the Proposed Acquisition shall be as mutually agreed and set forth in the Proposal Letter or as otherwise determined by the Committee.

            (ii) A and B shall each be responsible to fund 50% of the aggregate cash purchase price to be paid in the Proposed Acquisition.

\      (b) Actual Aggregate Purchase Price.

            For purposes of this Section 5, the "actual aggregate purchase price" shall mean the sum of (i) the purchase price paid to acquire outstanding ordinary shares of C pursuant to the Offer and any Compulsory Acquisition or otherwise within the period of _____ months following the making of the Offer,
(ii) any funds expended to acquire or cancel outstanding options to purchase ordinary shares of C to the extent not included in (i) above, and (iii) the aggregate amount of outstanding indebtedness for borrowed money of C group at the date the Proposed Acquisition is consummated. For purposes of this Agreement, the Proposed Acquisition shall be deemed to have been consummated upon the acquisition of more than [*] of the ordinary shares of C in the Offer.


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

\      (c) [*].

            The parties agree that, as soon as practicable following the consummation of the Proposed Acquisition, the [*] of C will be sold (whether to unaffiliated third parties, to A or to B) in accordance with such procedures and utilizing such advisors as the parties may mutually agree. The net proceeds of such sales shall be shared between the parties equally. For purposes of this Section 5, the "modified aggregate purchase price" for the Proposed Acquisition shall be the actual aggregate purchase price less the deemed fair market values of the [*] as set forth on Schedules I and II hereto.

\      (d) Schedules I and II.

            Schedules I and II hereto have been prepared by A and B, respectively, to reflect the initial values which each party attributes to each country or region set forth thereon, which Schedules reflect allocations of all of the assets and businesses of C in approximately equal shares between the parties, and to designate the party which will have the primary right to be allocated such country or region (or, in those cases indicated in such Schedule, the proportionate asset sharing in such countries between the parties) in accordance with the procedures hereinafter set forth. The parties agree that the assets and businesses of C located in England shall have an agreed value equal to __% of the modified aggregate purchase price as set forth on Schedules I and II and that the aggregate values of the assets and businesses of C located in England and the United States shall equal approximately [ *] of the modified aggregate purchase price. The actual allocation of the specific assets and businesses of C located in England and the United States between the parties will be finally agreed upon prior to the consummation of the Proposed Acquisition. The parties acknowledge that the percentages of the modified aggregate purchase price allocated to England on Schedules I and II are based on the parties' agreed upon estimate of the recurring EBIT of the English


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

operations of C for C's fiscal year ended September 30, 1998. Accordingly, should the parties, based upon their review of the recurring EBIT or EBITDA of the English operations of C for the twelve month period ending June 30, 1999 when the underlying financial information become available to the parties, determine (using the same methodology as used in the estimate above) that the EBIT or EBITDA of the English operations has changed, whether positive or negative, more than ___% from the fiscal 1998 estimate, the above percentage to be attributed to such operations shall be revised to reflect the EBIT or EBITDA for the twelve month period ending June 30, 1999 and appropriate corresponding adjustments shall be made to the Schedule I and Schedule II values for countries or regions other than England.

\      (e) Allocation Process for Countries and Regions other than England.
           ---------------------------------------------------------------

            (i) As soon as practicable following the consummation of the Proposed Acquisition, the parties will determine the allocation between them of the assets and businesses located outside of England on the country or region basis as set forth on Schedules I and II, in accordance with the procedure hereinafter set forth.

            (ii) With respect to each country or region other than England set forth on Schedules I and II, the party having the primary right to be allocated that country or region (or portion thereof) as indicated on Schedules I and II (the "primary party") shall give written notice to the other party of the value which the primary party is willing to allocate to such country or region, which value may be more or less than the values referred to in Schedules I and II.

            (iii) The party receiving such written notice of the primary party's value for a country or region (or portion thereof) shall be entitled to give written notice to the primary party setting forth an increased value for such country or region (or portion thereof), provided that such increased value exceeds the primary party's value by at least [*]. If no such notice of an increased value is provided, the assets and business of C located in such country or region (or portion thereof) shall be allocated to the primary party. If such notice of an increased value is provided, the primary party may elect to accept such increased value, in which case the assets and business of C located in such country or region (or portion thereof) will be allocated to the primary party at such increased value, or to reject such increased value, in which case such assets and business (or portion thereof) will be allocated to the other party at such increased value.

\      (f) It is intended that the aggregate values ultimately allocated between the parties pursuant to clauses (d) and (e) above will, as nearly as possible, result in equal 50% shares in such values for each party. Since the allocation of the assets and businesses of C located in England will result in an allocation of __ % to A and __ % to B, it is intended that the allocations to be made under clause (e) above should result in an allocation of ___ % to A and __% to B, based on the aggregate of the values allocated to countries or regions other than England determined in accordance with the procedure set forth in clause (e). If the procedure provided for in this clause (f) results in an aggregate allocation to either party under clauses (d) and (e) of less than 50% but more than [*], the difference shall be made up by a cash payment from the party with the allocation greater than 50% based on the values as finally determined in accordance with clauses (d) and (e). If such procedure results in such allocation to either party being [*] or less, the parties shall agree on such adjustments to the apportionment of the assets and businesses of C located in those countries or regions apportioned to one to the parties as are necessary to meet the above [*] test, provided that such adjustments shall be made in the order of the countries and/or regions having the highest values.

-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

X       (g) In connection with any asset dispositions (other than of the [*]
of C) required to be made in connection with securing regulatory approvals of the Proposed Acquisition in any jurisdiction, the parties agree that the party making the disposition shall be solely responsible for such disposition and such disposition shall be for the sole account of such party; provided, however, that the parties agree that assets so required to be divested shall be placed under independent management following the consummation of the Proposed Acquisition, with the party for whose account the assets are being divested retaining the economic interest therein. Each party shall have a 60-day right of first refusal in respect of any asset disposition to be made by the other party, so long as the sale of the relevant assets to the first party is permitted by the relevant antitrust authorities, which right shall be to acquire the relevant assets on terms not less favorable to the first party than those contained in any offer for such assets which the other party has determined to accept.

\   6.  Government Approvals.
        --------------------

        (a) The parties acknowledge that the Proposed Acquisition will be subject to review by regulatory authorities in certain jurisdictions. In this connection, among other filings, A and B will be making filings under [Europe] and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") in the United States.

        (b) A and B each agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate as promptly as practicable the Proposed Acquisition and to cooperate with each other in connection with the foregoing. In furtherance of the foregoing, A and B shall use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Proposed Acquisition under any applicable law or regulation to enable the Proposed Acquisition to be completed in an expeditious manner.


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

     (c) Each of the parties shall promptly inform the other of any communication from any government or governmental or multinational authority regarding the Proposed Acquisition. If either party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the Proposed Acquisition, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request.

        (d) Without limiting the general nature of the parties' obligations set forth in clause (b) above, the following rules shall apply with respect to divestitures, if any, requested by the competent authorities. Each of the parties will make such divestitures, or agree to make such divestitures, as may be reasonably requested or required by any antitrust authorities to enable the Proposed Acquisition to be completed in an expeditious manner. [Any such divestitures shall be for the account of the party making the same, and] any divested assets may be sold to either A or B if allowed by the relevant antitrust authorities.

        (e) Following the consummation of the Proposed Acquisition, the parties agree that they will exhaust all legal remedies in an effort to obtain all necessary approvals, including but not limited to appeals to the highest appellate court, tribunal or other body having jurisdiction over the matter in dispute, will seek rehearings where necessary and will continue with the approval processes until final determinations have been received.

        (f) It is the parties' intent, to the extent practicable, to proceed with the consummation of the Proposed Acquisition at such time as all regulatory approvals have been received from the antitrust regulatory authorities of [the European Economic Community, the United States, Canada and Australia], notwithstanding the fact that final approvals have not been received in one or more of the other jurisdictions involved.

\  7.  Intellectual Property.
       ---------------------

        The parties agree that the continued use of the patents, patent applications, technology, know-how (including operational know-how), trademarks, tradenames and other intellectual property ("Intellectual Property") of C after the consummation of the Proposed Acquisition is vital to the successful operation of the assets and businesses of C to be separately allocated to each party in accordance with the terms hereof. Because of the varying nature of the rights and obligations running with Intellectual Property in each of the several jurisdictions involved, it will be necessary, to insure the continued validity of these rights worldwide, for the parties to develop ownership structures that enable each party to obtain the benefits of the rights worldwide and in the jurisdictions in which each party has acquired the assets and businesses. In this connection, the parties will, prior to or as soon as practicable following the consummation of the Proposed Acquisition, enter into supplementary agreements establishing appropriate mechanisms, whether through direct joint ownership of the Intellectual Property, ownership through a separate entity, direct ownership with licensing or otherwise, to appropriately enable each party to continue to fully and independently use in its own worldwide gases business (including the businesses acquired from C) such Intellectual Property for mutually agreed upon periods of time following such consummation, adopting the most suitable mechanism to avoid the possibility of the abandonment of any such Intellectual Property. In those jurisdictions where ownership of the Intellectual Property can be legally transferred to and held by the party acquiring assets and business located there without risk of loss of the benefits of the Intellectual Property to the other party in other jurisdictions, it is the intention of the parties that direct ownership will follow the assets and businesses so acquired. In those jurisdictions where ownership of the Intellectual Property cannot be legally transferred without risk of loss, or where the ownership of the assets and business is held jointly by the parties, the ownership will be held in such a manner to benefit both parties. To make certain that the rights in and to the Intellectual Property so acquired are shared as equally as possible, license and other agreements will be given to the parties to enable each to conduct its business in the jurisdictions and areas where they hold or will hold such assets or businesses. Any royalties, license fees or other charges for use of the Intellectual Property will be agreed by the parties. All rights shall be allocated equally. In addition, the parties will agree upon such standards as may be appropriate in order to avoid confusion from the use by the parties of the trademarks and tradenames (such as a requirement, in connection with any such use, to identify such trademark or tradename with the A name or the B name, as the case may be). The agreement shall also cover the basis upon which the parties may use such Intellectual Property on a long-term basis. Each party agrees that, for a reasonable period of time following the consummation of the Proposed Acquisition, it shall provide the other party with reasonable access to those facilities acquired from C and to relevant personnel in order to enable the other party to become knowledgeable concerning the technology and know-how (including operational know-how) included in the Intellectual Property. The parties acknowledge that the provisions of this section 7 are intended to apply only to the Intellectual Property of C acquired by the parties as such Intellectual Property exists at the date of consummation of the Proposed Acquisition and that any intellectual property developed by A or B after such consummation, whether or not based on the Intellectual Property acquired from C, shall be the sole property of the party which develops the same.

\  8.  No Unauthorized Disclosure or Use of Confidential Information.
       -------------------------------------------------------------

        (a) A may provide B with confidential or proprietary information relating to the Proposed Acquisition from time to time (the "A Confidential Information"). B shall not, without the prior written consent of A, disclose or use any A Confidential Information for any purpose, other than with A in connection with the evaluation and negotiation of the Proposed Acquisition and the making of the proposal to make the Proposed Acquisition.

       (b) B may also provide A with confidential or proprietary information relating to the Proposed Acquisition from time to time (the "B Confidential Information"). A shall not, without the prior written consent of B, disclose or use any B Confidential Information for any purpose, other than with B in connection with the evaluation and negotiation of the Proposed Acquisition and the making of the proposal to make the Proposed Acquisition.

        (c) Any information and analyses concerning C and the businesses of C contained in this Agreement or heretofore provided by the parties shall be deemed to be included within the A Confidential Information or the B Confidential Information, as the case may be, it being acknowledged by the parties, however, that all such information and analyses are subject to confirmation by the parties through their own review and examinations and that neither party is making any representation or warranty to the other party as to the completeness or accuracy of such information or analyses.

        (d)  The foregoing restrictions shall not apply to any information
(i) which was in the public domain prior to disclosure to A or B, as the case may be, (ii) which becomes public knowledge after such disclosure other than through breach of this Agreement by A or B, as the case may be, (iii) which A or B, as the case may be, can show to have been in its possession independently prior to such disclosure, (iv) which A or B, as the case may be, can show that it received after such disclosure in a legal way from other sources, (v) to the use by A or its affiliates or B or its affiliates, as the case may be, of such party's Confidential Information internally in such party's or its affiliates' industrial gases business, or (vi) to the use by either party or its affiliates of the Confidential Information concerning C referred to in clause (c) above internally in their respective industrial gas businesses.

        (e) A and B agree to preserve the confidentiality of the B Confidential Information or the A Confidential Information, as the case may be, as required by this Agreement for a period of three years from the date of the termination of this Agreement, the consummation of the Proposed Acquisition or the final allocation between the parties of the assets and businesses of C in accordance with the terms of this Agreement, whichever is later.

        (f) All written materials, schedules, documents and other writings which are made available by or supplied by one party to the other as A Confidential Information or B Confidential Information, as the case may be, and all copies and reproductions thereof, shall at the request of the supplying party, after the later of the date of the termination of this Agreement, the consummation of the Proposed Acquisition or the final allocation between the parties of the assets and businesses of C in accordance with the terms of this Agreement, be returned to the supplying party or certified in writing by the other party to having been destroyed.

X   9.  Transfers of Products and Administrative and Other Services in the
        ------------------------------------------------------------------
        United States After the U.S Asset Allocations.
        ----------------------------------------------

        As previously indicated, it is the intention of the parties to achieve an allocation of the assets and businesses of C located in the United States in equal shares between the parties. Schedule III hereto sets forth the current view of the parties as to the possible allocation of such assets and businesses, by plant location, based on the initial review by the parties of information concerning C's industrial gases operations in the United States available to them. The parties further recognize that the industrial gases business of C in the United States has been operated as a single integrated business. Accordingly, the parties agree that, prior to or immediately after the consummation of the Proposed Acquisition, they will negotiate in good faith with each other and with other parties such separate contracts as are customary in the industry and permitted by law, to be generally in effect for a period of six months, in order to secure needed administrative services and covering other matters such as trade product exchanges and purchases and the sources of other products, in order to fulfill the intention of the parties that each of them be placed in a position by such contracts to successfully operate the assets and businesses allocated to that party in the United States in the manner intended by this Agreement. The parties agree that all of the foregoing arrangements shall be on a direct cost basis. If such initial agreements are required for a term of longer than six months, the parties will, after expiration of the initial agreements, negotiate new agreements on such terms as may be mutually agreed.

X   10.  General Principle
         -----------------

         As indicated herein, it is the intention of the parties that the Proposed Acquisition and the ultimate allocation of the assets and businesses of C will be shared on an equal basis. It is further understood that this principle shall be generally applicable in all areas relating to the Proposed Acquisition, including the sharing on an equal basis of (i) liabilities attributable to the assets and businesses of C or arising in connection with the Proposed Acquisition, such as, in particular, any undisclosed liabilities which become known subsequent to the consummation of the Proposed Acquisition or liabilities resulting from any actions or proceedings which may be commenced by shareholders of C or other parties relating to the Proposed Acquisition, and
(ii) net benefits obtained as a result of the Proposed Acquisition, including reductions in expenses such as headquarters, research and other common expenses of C.

\  11.  Governing Law and Jurisdiction
        ------------------------------

         This Agreement shall be governed by the laws of [England], the place where this Agreement has been negotiated, executed and delivered, without, to the extent permitted by such laws, giving effect to the conflicts of law rules thereof. In connection with any action, suit or proceeding arising in connection with this Agreement or any transaction contemplated hereby, A and B each:
(i) agree that either party may bring a suit, action or other legal proceeding against the other party only in a court of record of [England]; (ii) consent to the exclusive jurisdiction over it of any such court in any such suit, action or proceeding, (iii) waive any objections it may have to the venue of any such court in any such suit, action or proceeding, and (iv) consent to service of process upon it by any appropriate method under the laws or rules of the jurisdiction in which such suit, action or proceeding is commenced.

\  12.  Assignment
        ----------

         Neither party shall have the right to assign its rights or obligations under this Agreement to any other person, except majority-owned subsidiaries, without the prior written consent of the other party, which consent shall not be unreasonably withheld in the case where a party desires to use a less than majority-owned entity to take title to the assets and businesses located in a particular country.

\  13.  Notices
        -------

         All notices, requests or other communications hereunder shall be in writing, clearly marked "Confidential", and shall be deemed to have been duly delivered if delivered personally or by telecopier or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses, as follows:

If to A





If to B

\  14.  Non-Disclosure of Agreement
        ---------------------------

         Each of the parties hereto agrees that, except as may be otherwise mutually agreed in writing or as may be required by law, it will keep confidential and will not disclose to any other person the existence of this Agreement, the contents hereof or the fact that the parties are making a proposal to effect the Proposed Acquisition or the terms of any such possible proposal.

X   15.  Expenses
         --------

         Each party agrees to bear and be responsible for its own costs and expenses, including without limitation those incurred by it or its representatives in respect of such party's participation on the Committee, incurred in connection with the Proposed Acquisition.

X   16.  Termination
         -----------

         [to be provided]

X   17.  Indemnification
         ---------------

         Each of A and B agree to indemnify and hold harmless the other party (including, in each case, the directors, officers, employees and representatives of the other party) from and against any and all losses, claims, liabilities, damages and expenses (including reasonable fees and disbursements of counsel) relating to or arising out of any action taken by such party, or its representatives, in contravention of this Agreement or of any decision, policy or directive of the Committee or any action taken which has not been authorized by the Committee or this Agreement.

\  18.  Injunction for Breach
        ---------------------

         If either party shall breach any of its obligations hereunder, including without limitation those relating to maintaining the confidentiality of, or the use of, the A Confidential Information or the B Confidential Information, as the case may be, in recognition of the irreparable harm that would be incurred by the other party, such other party shall, in addition to its claim for damages incurred or any other legal remedies available to it, be entitled to an injunction and/or specific performance with respect to any such breach.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


         A

By:
         ------------------------------------
         Name:
         Title:


         B

By:
         ------------------------------------
         Name:
         Title:


                                   SCHEDULE I

[*] are sold at market value.

This is deducted from the total price and the remainder is applicable to [*].

Example

Total business value at [*]                        [ * ]

                  other incl options               [ * ]

                  debt                             [ * ]
                                                   ----

                                                   [ * ]

[*]                                                [ * ]
                                                   -----

[*]                                                [ * ]
                                                   ----


                                                                        A              B
England                         [ * ]    [ * ]                         [ * ]          [ * ]

US                              [ * ]    [ * ]                         [ * ]          [ * ]
                                -----    -----                         -----          -----

                                [ * ]                   [ * ]          [ * ]          [ * ]
Subject to bidding contest

Most likely will be

Canada/Sth America             [ * ]     [ * ]                                        [ * ]
Australia                      [ * ]     [ * ]                                        [ * ]
J.V.                           [ * ]     [ * ]                                        [ * ]
EU Cont.                       [ * ]     [ * ]                                        [ * ]
Japan                          [ * ]     [ * ]                        [ * ]

Africa                         [ * ]     [ * ]
India others                   [ * ]     [ * ]
                                          ---
                                         [ * ]                        [ * ]           [ * ]
England and USA excl.          [ * ]                   [ * ]          [ * ]           [ * ]
                                                       ----           ----            ----
                                                       [ * ]          [ * ]           [ * ]
                                                                      [ * ]

or give B more [ * ] and [ * ] but have 50% vote.

OPEN QUESTION


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

                                 SCHEDULE II 1/2




Total business value at [ * ]                                [ * ]

                 other incl options                          [ * ]

                  debt                                       [ * ]

                                                             [ * ]

[ * ]                                                        [ * ]

[ * ]                                                        [ * ]

                                 %                 Pounds                     Valuation pounds
                                                                           A                     B

UK                              [*]                  [*]                  [*]                   [*]

US                              [*]                  [*]                  [*]                   [*]
subtotal                        [*]                  [*]                  [*]                   [*]

Canada                          [*]                  [*]                  [*]                   [*]
Australia                       [*]                  [*]                  [*]                   [*]
JV's                            [*]                  [*]                  [*]                   [*]
EU Cont                         [*]                  [*]                  [*]                   [*]
Japan                           [*]                  [*]                  [*]                   [*]

subtotal                        [*]                  [*]                  [*]                   [*]

Africa                          [*]                  [*]                  [*]                   [*]
India                           [*]                  [*]                  [*]                   [*]
Others                          [*]                  [*]                  [*]                   [*]

subtotal                        [*]                  [*]                  [*]                   [*]

TOTAL                           [*]                  [*]                  [*]                   [*]
used [*]

OPEN QUESTION






-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

                                 SCHEDULE II 2/2

                               Country Preferences



US     -      [   *   ]


UK     -      AL gets Jag business  [   *   ]


Poland -       [   *   ]

Canada -       [   *   ]

Mexico -       [   *   ]

Columbia -     [   *   ]

Brazil -       [   *   ]

Venezuela -    [   *   ]

Japan -        [   *   ]

Aust. NZ -     AP acquires   [   *   ]

Singapore -    [   *   ]

Malaysia -     [   *   ]

Hong Kong -    [   *   ]

Taiwan -       [   *   ]

               [   *   ]

South Africa - [   *   ]

India    -     [   *   ]

Thailand -     [   *   ]

China -        [   *   ]

Korea -        [   *   ]

               [   *   ]



-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.